Exhibit 99.1

Atkore Inc. Announces Third Quarter 2026 Results

•The Company has entered into a definitive agreement to be acquired by Prysmian S.p.A. in an all-cash transaction for $95.00 per share representing an enterprise value of approximately $3.8 billion.
•Net sales of $794.8 million, up 8.1% versus prior year
•Net income per diluted share of $0.02, a decrease of $1.23 versus prior year; Adjusted net income per diluted share of $1.92, an increase of $0.29 versus prior year
•Net income of $0.7 million, a decrease of $42.2 million versus prior year; Adjusted EBITDA of $104.7 million, an increase of $4.7 million versus prior year
•The Company entered into a settlement agreement with the last of three putative classes in an ongoing litigation matter for $50.0 million
•On July 30, 2026, Atkore’s Board of Directors approved a quarterly dividend payment of $0.33 per share of common stock payable on August 28, 2026 to shareholders of record on August 18, 2026

HARVEY, IL. — August 3, 2026 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2026 third quarter ended June 26, 2026.

“We were pleased with our third quarter results. Our Net sales, Adjusted EBITDA and Adjusted EPS were all higher versus the prior year and they were sequentially higher from our second quarter. Our net sales reflected strong organic volume growth from both our segments,“ said Bill Waltz, Atkore President and Chief Executive Officer.

Waltz continued, “We are pleased to have entered into an agreement to be acquired by Prysmian in an all-cash transaction that delivers value to Atkore shareholders. Our solid quarterly results and today’s transaction are a testament to our team’s focus and dedication.”

2026 Third Quarter Results

	Three months ended
(in thousands)	June 26, 2026	June 27, 2025	Change	% Change
Net sales
Electrical	$578,310	$521,308	$57,002	10.9%
Safety & Infrastructure	216,828	213,963	2,865	1.3%
Eliminations	(338)	(226)	(112)	49.6%
Consolidated operations	$794,800	$735,045	$59,755	8.1%

Net income	$745	$42,962	$(42,217)	(98.3)%

Adjusted EBITDA
Electrical	$89,330	$81,235	$8,095	10.0%
Safety & Infrastructure	28,138	30,731	(2,593)	(8.4)%
Unallocated	(12,812)	(12,045)	(767)	6.4%
Consolidated operations	$104,656	$99,921	$4,735	4.7%

Exhibit 99.1

Net sales increased by $59.8 million, or 8.1%, to $794.8 million for the three months ended June 26, 2026, compared to $735.0 million for the three months ended June 27, 2025. The increase in net sales is primarily attributed to increased sales volume of $65.7 million, increased average selling prices of $22.4 million and foreign exchange benefits of $8.0 million partially offset by the impact of divestitures of $39.0 million.

Gross profit increased by $4.2 million, or 2.4%, to $176.3 million for the three months ended June 26, 2026, as compared to $172.1 million for the prior-year period. Gross margin decreased to 22.2% for the three months ended June 26, 2026, as compared to 23.4% for the prior-year period. Gross profit increased primarily due to increased sales volume, but gross margin decreased primarily due to increases in input costs of $48.9 million outpacing increases in average selling prices of $22.4 million.

Net income decreased by $42.2 million, or 98.3%, to net income of $0.7 million for the three months ended June 26, 2026 compared to $43.0 million of net income for the prior-year period. The decrease was primarily due to litigation settlement expense of $50.0 million, related litigation costs and increased transaction costs associated with recent divestitures and other activities in conjunction with the previously announced strategic review.

Adjusted EBITDA increased by $4.7 million, or 4.7%, to $104.7 million for the three months ended June 26, 2026 compared to $99.9 million for the three months ended June 27, 2025. The increase was primarily due to higher gross profit.

Net income per diluted share prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $0.02 for the three months ended June 26, 2026, as compared to $1.25 in the prior-year period. The decrease in diluted earnings per share is primarily due to the decrease in net income. Adjusted net income per diluted share increased by $0.29 to $1.92 for the three months ended June 26, 2026, as compared to $1.63 in the prior year period.

Segment Results

Electrical

Net sales increased by $57.0 million, or 10.9%, to $578.3 million for the three months ended June 26, 2026 compared to $521.3 million for the three months ended June 27, 2025. The increase in net sales is primarily attributed to increased sales volume of $62.8 million, foreign exchange benefits of $8.0 million and increased average selling prices of $13.7 million, partially offset by divestitures of businesses of $27.5 million.

Adjusted EBITDA for the three months ended June 26, 2026 increased by $8.1 million, or 10.0%, to $89.3 million from $81.2 million for the three months ended June 27, 2025. Adjusted EBITDA margin decreased to 15.4% for the three months ended June 26, 2026 compared to 15.6% for the three months ended June 27, 2025. The increase in Adjusted EBITDA was primarily driven by increased sales volume while Adjusted EBITDA margin decreased largely due to increases in input costs outpacing increases in average selling prices.

Safety & Infrastructure

Net sales increased by $2.9 million, or 1.3%, for the three months ended June 26, 2026 to $216.8 million compared to $214.0 million for the three months ended June 27, 2025. The increase is primarily attributed to an increase in average selling prices of $8.7 million, increased sales volume of $2.9 million, and lower solar credit rebates of $2.7 million, partially offset by the impact of recent divestitures of $11.5 million.

Adjusted EBITDA decreased by $2.6 million, or 8.4%, to $28.1 million for the three months ended June 26, 2026 compared to $30.7 million for the three months ended June 27, 2025. Adjusted EBITDA margin decreased to 13.0% for the three months ended June 26, 2026 compared to 14.4% for the three months

Exhibit 99.1

ended June 27, 2025. The decrease in Adjusted EBITDA and Adjusted EBITDA margin was largely due to higher input costs outpacing increases in average selling prices.

Liquidity & Capital Resources

On July 30, 2026, Atkore’s Board of Directors approved a quarterly dividend payment of $0.33 per share of common stock payable on August 28, 2026 to shareholders of record on August 18, 2026.

Financial Outlook

In light of the pending transaction with Prysmian, Atkore does not intend to update or reaffirm its previously issued financial outlook.

Conference Call Information
In light of Atkore’s agreement to be acquired by Prysmian, the conference call to discuss the Company’s financial results for its fiscal 2026 third quarter ended June 26, 2026, which was previously scheduled for 8:00 a.m. Eastern Time on Tuesday, August 4, 2026, has been canceled. The Company will host a conference call on Friday, August 7, 2026 at 8:00 a.m. Eastern Time, to discuss its financial results, as required under the terms of the indenture governing its Senior Notes due 2031. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until August 21, 2026. The replay can be accessed by dialing (800) 770-2030 for domestic callers, or for international callers, (609) 800-9909. The passcode for the live call and the replay is 5592214.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the Company’s website at https://investors.atkore.com.

About Atkore Inc.

Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications. With 5,400 employees and $2.9B in sales in fiscal year 2025, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com.

Dissemination of Company Information
Atkore intends to make future announcements regarding company developments and financial performance through its website, www.atkore.com, as well as through press releases, filings with the Securities and Exchange Commission (the “SEC”), conference calls, media broadcasts, and webcasts.

Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
AtkoreCommunications@atkore.com

Investor Contact:
Matthew Kline
Vice President - Treasury & Investor Relations
708-225-2116
Investors@atkore.com

Exhibit 99.1

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties disclosed in the Company’s filings with the SEC including but not limited to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies, including application of tariffs; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; widespread outbreak of diseases; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our

Exhibit 99.1

acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increases in the complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; failure to generate cash sufficient to pay dividends; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; the completion of the proposed transaction between Atkore and Prysmian S.p.A. (the “proposed transaction”) may not occur on the anticipated terms and timing or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; the risk that Atkore’s stockholders may not approve the proposed transaction; the risk that the necessary regulatory approvals for the proposed transaction may not be obtained or may be obtained subject to conditions that are not anticipated; risks that any of the closing conditions to the proposed transaction may not be satisfied in a timely manner; risks related to litigation brought in connection with the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on Atkore’s ability to retain customers, attract and retain key personnel or high-quality employees and maintain relationships with suppliers, agents, distributors, vendors and other business partners, and on Atkore’s operating results and business generally; and negative effects of the announcement or the consummation of the proposed transaction on the market price of Atkore's common stock; and other risks and factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude unallocated expenses, depreciation and amortization, interest expense, net, stock-based compensation, loss on extinguishment of debt, gains and losses on the divestiture of a business, impairment of assets, certain legal matters, and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, gain on purchase of business, loss on assets held for sale, restructuring costs and transaction costs. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Net sales.

Exhibit 99.1

We believe Adjusted EBITDA and Adjusted EBITDA margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and certain non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, loss on assets held for sale, gains and losses on the divestiture of a business (including any additional tax adjustments related to those divestitures), insurance recoveries, asset impairment charges, intangible asset amortization, certain legal matters and other items, restructuring costs, accelerated depreciation, transaction costs, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Free Cash Flow

We define Free Cash Flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share data)	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net sales	$794,800	$735,045	$2,181,724	$2,098,367
Cost of sales	618,533	562,985	1,743,408	1,570,102
Gross profit	176,267	172,060	438,316	528,265
Selling, general and administrative	108,669	98,139	316,135	288,630
Intangible asset amortization	3,608	10,108	16,201	31,972
Asset impairment charges	—	—	11,553	127,733
Operating income	63,990	63,813	94,427	79,930
Interest expense, net	6,948	8,873	20,832	25,343
Litigation settlement expense	50,000	—	186,500	—
Other expense (income), net	12,601	(150)	35,886	7,409
Income (loss) before income taxes	(5,559)	55,090	(148,791)	47,178
Income tax expense (benefit)	(6,304)	12,128	(40,496)	7,935
Net income (loss)	$745	$42,962	$(108,295)	$39,243

Net income (loss) per share
Basic	$0.02	$1.26	$(3.23)	$1.15
Diluted	$0.02	$1.25	$(3.19)	$1.14

ATKORE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 26, 2026	September 30, 2025
Assets
Current Assets:
Cash and cash equivalents	$346,218	$506,699
Accounts receivable, less allowance for current and expected credit losses of $1,567 and $5,128, respectively	578,735	447,035
Inventories, net	389,535	484,845
Income tax assets	143,006	79,547
Prepaid expenses and other current assets	67,979	82,678
Total current assets	1,525,473	1,600,804
Property, plant and equipment, net	520,856	594,266
Intangible assets, net	123,135	160,758
Goodwill	285,512	294,485
Right-of-use assets, net	139,826	156,679
Deferred tax assets	70,335	35,863
Equity Method Investment	54,000	—
Other long-term assets	24,401	9,067
Total Assets	$2,743,538	$2,851,922
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$3,730	$3,730
Accounts payable	227,107	241,246
Income tax payable	4,665	720
Accrued compensation and employee benefits	43,855	49,192
Customer liabilities	107,615	128,538
Lease obligations	26,677	26,995
Accrued settlement liabilities	50,000	—
Other current liabilities	94,411	74,098
Total current liabilities	558,060	524,519
Long-term debt	756,498	756,802
Long-term lease obligations	126,618	144,293
Deferred tax liabilities	10,868	13,451
Other long-term liabilities	15,263	14,516
Total Liabilities	1,467,307	1,453,581
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 33,772,550 and 33,665,258 shares issued and outstanding as of June 26, 2026 and September 30, 2025, respectively	338	338
Additional paid-in capital	547,671	526,600
Retained earnings	747,467	889,391
Accumulated other comprehensive loss	(19,245)	(17,988)
Total Equity	1,276,231	1,398,341
Total Liabilities and Equity	$2,743,538	$2,851,922

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	June 26, 2026	June 27, 2025
Operating activities:
Net income (loss)	$(108,295)	$39,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,643	87,603
Deferred income taxes	(44,052)	(38,886)
Asset impairment charges	11,553	127,733
Loss on sale of business	10,378	6,101
Loss on assets held for sale	25,664	154
Stock-based compensation	24,539	21,056
Amortization of right-of-use assets	18,501	23,494
Provision for doubtful accounts and inventory	16,457	9,469
Other non-cash adjustments to net income	2,276	888
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable	(163,411)	(64,497)
Inventories	49,216	801
Prepaid expenses and other current assets	16,243	1,119
Accounts payable	17,032	(24,080)
Accrued legal settlement expense	50,000	—
Accrued and other liabilities	(15,058)	30,279
Lease assets and liabilities	(18,748)	(20,422)
Income taxes	(60,167)	(12,584)
Other, net	(15,106)	4,888
Net cash provided by (used in) operating activities	(90,335)	192,359
Investing activities:
Capital expenditures	(40,399)	(84,920)
Proceeds from sale of a business, net of costs	29,287	6,711
Proceeds from sale of properties and equipment	—	7,137
Proceeds from insurance claims	—	1,770
Investment in business	(15,000)	—
Net cash used in investing activities	(26,112)	(69,302)
Financing activities:
Repayments of long-term debt	(1,865)	—
Payment for debt financing costs and fees	—	(2,041)
Issuance of common stock, net of shares withheld for tax	(3,467)	(5,900)
Repurchase of common stock	—	(100,026)
Finance lease payments	(2,635)	(2,087)
Dividends paid to shareholders	(33,423)	(33,095)
Net cash used in financing activities	(41,390)	(143,149)
Effects of foreign exchange rate changes on cash and cash equivalents	(2,644)	(276)
Decrease in cash and cash equivalents	(160,481)	(20,368)
Cash and cash equivalents at beginning of period	506,699	351,385
Cash and cash equivalents at end of period	$346,218	$331,017

	Nine months ended
(in thousands)	June 26, 2026	June 27, 2025
Supplementary Cash Flow Information
Capital expenditures, not yet paid	$736	$732
Operating lease right-of-use assets obtained in exchange for lease liabilities	$9,002	$4,986
Free Cash Flow:
Net cash provided by operating activities	$(90,335)	$192,359
Capital expenditures	(40,399)	(84,920)
Free Cash Flow:	$(130,734)	$107,439

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands)	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net income (loss)	$745	$42,962	$(108,295)	$39,243
Interest expense, net	6,948	8,873	20,832	25,343
Income tax expense (benefit)	(6,304)	12,128	(40,496)	7,935
Depreciation and amortization	23,186	29,033	92,643	87,603
Restructuring charges	2,932	602	8,587	1,519
Stock-based compensation	7,671	7,246	24,539	21,056
Transaction costs	9,825	43	20,116	250
Litigation settlement expense	50,000	—	186,500	—
Loss on assets held for sale	—	(195)	25,664	154
(Gain) loss on sale of business	12,653	—	10,378	6,101
Asset impairment charges	—	—	11,553	127,733
Other (a)	(3,000)	(771)	2,833	(1,458)
Adjusted EBITDA	$104,656	$99,921	$254,854	$315,479

(a) Represents other items, such as inventory reserves and adjustments, (gain) loss on disposal of property, plant and equipment, realized or unrealized (gain) loss on foreign currency impacts of intercompany loans, and insurance recoveries.

ATKORE INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA margin by segment for the periods presented:

	Three months ended
	June 26, 2026			June 27, 2025
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA margin	Net sales	Adjusted EBITDA	Adjusted EBITDA margin
Electrical	$578,310	$89,330	15.4%	$521,308	$81,235	15.6%
Safety & Infrastructure	216,828	28,138	13.0%	213,963	30,731	14.4%
Eliminations	(338)			(226)
Consolidated operations	$794,800			$735,045

	Nine months ended
	June 26, 2026			June 27, 2025
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA margin	Net sales	Adjusted EBITDA	Adjusted EBITDA margin
Electrical	$1,580,321	$218,782	13.8%	$1,479,340	$264,564	17.9%
Safety & Infrastructure	602,179	75,628	12.6%	619,960	82,374	13.3%
Eliminations	(776)			(933)
Consolidated operations	$2,181,724			$2,098,367

ATKORE INC.
ADJUSTED NET INCOME PER DILUTED SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands, except per share data)	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net income	$745	$42,962	$(108,295)	$39,243
Stock-based compensation	7,671	7,246	24,539	21,056
Intangible asset amortization	3,608	10,108	16,201	31,972
Loss (gain) on sale of business	12,653	—	10,378	6,101
Loss on assets held for sale	—	(195)	25,664	154
Asset impairment charges	—	—	11,553	127,733
Accelerated depreciation(b)	—	—	17,903	—
Restructuring charges(c)	2,932	—	7,060	—
Transaction costs(c)	9,825	—	13,844	—
Litigation settlement expense	50,000	—	186,500	—
Other (a)	(3,000)	(771)	2,833	(1,458)
Pre-tax adjustments to net income	83,689	16,388	316,475	185,558
Tax effect	(19,248)	(4,097)	(73,135)	(46,390)
Additional tax expense related to divestiture of a business	—	51	—	3,996
Adjusted net income	$65,186	$55,304	$135,045	$182,407

Diluted weighted average common shares outstanding	33,983	33,853	33,950	34,391
Net income per diluted share	$0.02	$1.25	$(3.19)	$1.14
Adjusted net income per diluted share	$1.92	$1.63	$3.98	$5.30

(a) Represents other items, such as inventory reserves and adjustments, (gain) loss on disposal of property, plant and equipment, realized or unrealized (gain) loss on foreign currency impacts of intercompany loans and insurance recoveries.

(b) Additional depreciation related to plant closures described in Note 5, “Restructuring Charges.”
(c) Beginning in the second quarter of fiscal 2026, restructuring charges and transaction costs will be included as adjustments to adjusted net income. These charges have historically been included as adjustments to adjusted EBITDA.

ATKORE INC.
NET DEBT

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	June 26, 2026	March 27, 2026	December 26, 2025	September 30, 2025	June 27, 2025	March 28, 2025
Short-term debt and current maturities of long-term debt	$3,730	$3,730	$3,730	$3,730	$—	$—
Long-term debt	$756,498	$756,911	$757,323	$756,802	$764,387	$765,913
Total debt	760,228	760,641	761,053	760,532	764,387	765,913
Less cash and cash equivalents	346,218	442,336	443,771	506,699	331,017	330,385
Net debt	$414,010	$318,305	$317,282	$253,833	$433,370	$435,528

TTM Adjusted EBITDA (a)	$325,769	$321,035	$356,390	$386,356	$455,629	$561,833

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended March 27, 2026 can be found in Exhibit 99.1 to Form 8-K filed May 5, 2026 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 26, 2025 can be found in Exhibit 99.1 to Form 8-K filed February 3, 2026 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended September 30, 2025 can be found in Exhibit 99.1 to Form 8-K filed November 26, 2025 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 27, 2025 can be found in Exhibit 99.1 to Form 8-K filed August 5, 2025 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 28, 2025 can be found in Exhibit 99.1 to Form 8-K filed May 6, 2025 and is incorporated by reference herein.

ATKORE INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months (TTM) ended June 26, 2026:

	TTM	Three months ended
(in thousands)	June 26, 2026	June 26, 2026	March 27, 2026	December 26, 2025	September 30, 2025
Net income (loss)	$(162,714)	$745	$(124,073)	$15,034	$(54,420)
Interest expense, net	28,758	6,948	6,985	6,899	7,926
Income tax expense (benefit)	(51,846)	(6,304)	(34,657)	465	(11,350)
Depreciation and amortization	129,573	23,186	33,340	36,118	36,929
Restructuring charges	9,918	2,932	4,128	1,527	1,331
Stock-based compensation	27,044	7,671	12,848	4,020	2,505
Litigation settlement expense	186,500	50,000	136,500	—	—
Loss on the extinguishment of debt	795	—	—	—	795
Transaction costs	20,158	9,825	4,020	6,271	42
Loss (gain) on assets held for sale	25,767	—	25,664	—	103
(Gain) loss on sale of business	10,520	12,653	—	(2,275)	142
Asset impairment charges	98,207	—	11,553	—	86,654
Other (a)	3,089	(3,000)	4,745	1,086	258
Adjusted EBITDA	$325,769	$104,656	$81,053	$69,145	$70,915

(a) Represents other items, such as inventory reserves and adjustments, (gain) loss on disposal of property, plant and equipment, realized or unrealized (gain) loss on foreign currency impacts of intercompany loans, and insurance recoveries.